EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 1, 2024, Yext, Inc. (“Yext”, or the “Company”) completed its acquisition (the “Acquisition”) of Hearsay Social, Inc. (“Hearsay”). The unaudited pro forma condensed combined financial information presented below is derived from the historical consolidated financial statements of Yext and the historical consolidated financial statements of Hearsay adjusted, to give effect to the Acquisition.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), and rules of the Securities and Exchange Commission (the "SEC"), and linking the effects of the Acquisition to the historical combined financial statements (“Transaction Adjustments”).

The unaudited pro forma condensed combined balance sheet as of April 30, 2024, gives pro forma effect to the Acquisition as if it had been completed on April 30, 2024. The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2024 and for the year ended January 31, 2024 give pro forma effect to the Acquisition as if it had been completed on February 1, 2023. The Company’s fiscal year ends on January 31, while Hearsay’s fiscal year ends on December 31. While a one month difference in fiscal year ends exists, no adjustment for this difference was made in the unaudited pro forma condensed combined balance sheet or unaudited pro forma condensed combined statements of operations. Accordingly, the unaudited pro forma condensed combined balance sheet includes Hearsay’s financial information as of March 31, 2024 and the unaudited pro forma condensed combined statements of operations include the three months ended March 31, 2024 and the year ended December 31, 2023.

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Acquisition had been completed as of the dates indicated in each pro forma presentation, nor is it indicative of the future combined results of operations or financial position of the Company. Further, Transaction Adjustments represent management’s best estimates based on information available as of the date of this filing and are subject to change as additional information becomes available.

The pro forma adjustments reflecting the completion of the Acquisition in this unaudited pro forma condensed combined financial information have been prepared using the acquisition method of accounting under Accounting Standards Codification Topic 805, Business Combinations. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the acquisition adjustments included in the pro forma information are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma combined financial information. There can be no assurances that the final valuations will not result in material changes to the preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs. The actual results reported in periods following the Acquisition may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with (i) Yext’s Annual Report on Form 10-K for the year ended January 31, 2024, (ii) Yext’s Quarterly Report on Form 10-Q for the three months ended April 30, 2024, (iii) the historical audited consolidated financial statements of Hearsay as of and for the year ended December 31, 2023, which are

EXHIBIT 99.3
included in Exhibit 99.1 to this Current Report on Form 8-K/A., and (iv) the historical unaudited condensed consolidated financial statements of Hearsay for the three months ended March 31, 2024, which are included in Exhibit 99.2 to this Current Report on Form 8-K/A.

EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF APRIL 30, 2024
(In thousands)

	Yext, Inc. (Historical)	Hearsay Social, Inc. (Historical)	Transaction Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$246,114	$19,014	$(125,765)	a	$139,363
Accounts receivable, net	53,552	4,915	704	b	59,171
Prepaid expenses and other current assets	15,462	2,760	22,871	c	41,093
Costs to obtain revenue contracts, current	24,446	918	(918)	d	24,446
Total current assets	339,574	27,607	(103,108)		264,073
Property and equipment, net	46,203	4,317	(3,919)	e	46,601
Operating lease right-of-use assets	73,896	80	334	f	74,310
Costs to obtain revenue contracts, non-current	14,534	1,593	(1,593)	d	14,534
Goodwill	4,450	—	78,502	g	82,952
Intangible assets, net	162	—	135,400	g	135,562
Other long term assets	2,911	223	(131)	h	3,003
Total assets	$481,730	$33,820	$105,485		$621,035
Liabilities, convertible preferred stock and stockholders’ equity/(deficit)
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$33,080	$9,650	$26,656	i	$69,386
Unearned revenue, current	185,220	28,817	7,306	j	221,343
Short term debt	—	3,000	(3,000)	h	—
Operating lease liabilities, current	17,215	496	(422)	f	17,289
Total current liabilities	235,515	41,963	30,540		308,018
Operating lease liabilities, non-current	86,305	—	340	f	86,645
Unearned revenue, non-current	—	1,266	(1,266)	j	—
Other long term liabilities	4,236	110	60,805	k	65,151
Total liabilities	326,056	43,339	90,419		459,814
Convertible preferred stock	—	60,743	(60,743)	l	—
Stockholders’ equity/(deficit):
Preferred stock	—	—	—		—
Common stock	149	1	—	l	150
Additional paid-in capital	955,363	19,905	(12,255)	l	963,013
Accumulated other comprehensive loss	(4,608)	—	—		(4,608)
Accumulated deficit	(682,989)	(90,168)	88,064	l	(685,093)
Treasury stock, at cost	(112,241)	—	—		(112,241)
Total stockholders’ equity/(deficit)	155,674	(70,262)	75,809		161,221
Total liabilities, convertible preferred stock and stockholders’ equity/(deficit)	$481,730	$33,820	$105,485		$621,035
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED APRIL 30, 2024
(In thousands, except share and per share data)

	Yext, Inc. (Historical)	Hearsay, Social, Inc. (Historical)	Transaction Adjustments (Note 5)		Pro Forma Combined
Revenue	$95,990	$15,251	$—		$111,241
Cost of revenue	21,546	3,877	1,208	i	26,631
Gross profit	74,444	11,374	(1,208)		84,610
Operating expenses:
Sales and marketing	43,254	4,542	2,443	i	50,239
Research and development	17,059	5,384	87	i	22,530
General and administrative	19,557	2,647	(112)	i	22,092
Total operating expenses	79,870	12,573	2,418		94,861
Loss from operations	(5,426)	(1,199)	(3,626)		(10,251)
Interest income	2,360	—	177	ii	2,537
Interest expense	(392)	—	—	ii	(392)
Other (expense) income, net	(138)	69	(137)	ii	(206)
Loss from operations before income taxes	(3,596)	(1,130)	(3,586)		(8,312)
Benefit from (provision for) income taxes	(221)	(61)	1,117	iii	835
Net loss	$(3,817)	$(1,191)	$(2,469)		$(7,477)

Net loss per share attributable to common stockholders, basic and diluted	$(0.03)				$(0.06)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	125,387,162		1,020,474	iv	126,407,636
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED JANUARY 31, 2024
(In thousands, except share and per share data)

	Yext, Inc. (Historical)	Hearsay, Social, Inc. (Historical)	Transaction Adjustments (Note 5)		Pro Forma Combined
Revenue	$404,322	$60,471	$—		$464,793
Cost of revenue	87,468	15,537	5,898	i	108,903
Gross profit	316,854	44,934	(5,898)		355,890
Operating expenses:
Sales and marketing	178,830	20,021	18,666	i	217,517
Research and development	72,040	23,828	5,200	i	101,068
General and administrative	72,185	10,969	12,492	i	95,646
Total operating expenses	323,055	54,818	36,358		414,231
Loss from operations	(6,201)	(9,884)	(42,256)		(58,341)
Interest income	7,094	—	427	ii	7,521
Interest expense	(470)	—	(43)	ii	(513)
Other (expense) income, net	(761)	84	(384)	ii	(1,061)
Loss from operations before income taxes	(338)	(9,800)	(42,256)		(52,394)
Benefit from (provision for) income taxes	(2,292)	(390)	9,330	iii	6,648
Net loss	$(2,630)	$(10,190)	$(32,926)		$(45,746)

Net loss per share attributable to common stockholders, basic and diluted	$(0.02)				$(0.37)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	124,056,949		1,004,150	iv	125,061,099
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

EXHIBIT 99.3
Notes To Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation and Description of the Acquisition

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma financial condition and results of operations based upon the historical financial information after giving effect to the Acquisition and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of April 30, 2024, gives pro forma effect to the Acquisition as if it had been completed on April 30, 2024. The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2024, and for the year ended January 31, 2024 give pro forma effect to the Acquisition as if it had been completed on February 1, 2023. The historical financial statements of Yext and Hearsay have been adjusted to give pro forma effect to events that are directly attributable to the Acquisition, and where management believes there is a reasonable and supportable basis for the adjustment.

Description of the Acquisition

On June 10, 2024, Yext entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hearsay. The Acquisition was completed on August 1, 2024 (the “Closing Date” or “Effective Time”) for total consideration of $187.9 million.

The Acquisition was accounted for under the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the assets acquired, and liabilities assumed have been measured at fair value based on various estimates and methodologies, including the income and market approaches. The excess of the fair value of purchase consideration over the values of the identifiable assets and liabilities is recorded as goodwill. Under the acquisition method, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. In accordance with ASC 805, the Company will recognize the fair value of contingent consideration as of the acquisition date as part of the consideration transferred in exchange for an acquired business. The Company has not yet finalized a valuation analysis of the fair market value of the contingent consideration and the preliminary fair market value was used in the calculation of the preliminary purchase consideration for the Acquisition. The final fair market value of the contingent consideration could differ materially from the preliminary fair market value used to prepare the preliminary purchase consideration.

When determining the fair value of assets acquired, liabilities assumed and contingent consideration, the Company makes significant estimates and assumptions, especially with respect to fair value of intangible assets and contingent consideration. These estimates are based on key assumptions related to the Acquisition, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the Company, data that was available through the public domain and unobservable inputs, such as historical financial information of the acquiree business.

The Company has not yet finalized a valuation analysis of the fair market value of Hearsay’s assets to be acquired and liabilities to be assumed, including identifiable intangible assets. Using the estimated total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare the Transaction Adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Yext has determined the final consideration and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the Transaction Adjustments. The final purchase price allocation may include (i) changes in allocations to intangible assets or goodwill based on the results of certain valuations that have yet to be finalized, (ii) other changes to assets and liabilities, and (iii) assessment of tax positions and tax rates.

For purposes of measuring the estimated fair value of the tangible and intangible assets acquired and the liabilities assumed, the Company has applied the guidance in Accounting Standards Codification 820, Fair Value Measurements

EXHIBIT 99.3
(“ASC 820”), which establishes a framework for measuring fair value. ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Significant accounting policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended January 31, 2024. Management has determined that certain adjustments, including those described in Note 4 and 5, are necessary to conform Hearsay’s historical financial statements to the Company’s accounting policies in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on the Company’s previously reported total assets, liabilities or equity, or results of operation.

As part of the application of ASC 805, Yext will continue conducting a detailed review of Hearsay’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Hearsay’s results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3. Preliminary purchase price allocation

Preliminary purchase consideration
The preliminary purchase consideration was comprised of the following (in thousands):

Cash consideration and liabilities incurred	$134,841
Earnout consideration	45,200
Rollover equity - exchange of stock awards	7,825
Total preliminary purchase consideration	$187,866
The total preliminary purchase consideration included $133.1 million paid in cash at closing, which included escrow payments of $17.2 million for indemnity holdback and final cash and net working capital adjustments. The Company is also required to make additional payments of $1.7 million which has been included in the preliminary purchase consideration. This amount relates primarily to post-closing period adjustments determined in accordance with the Merger Agreement.

In addition, the fair value of contingent consideration of up to $75.0 million was included in the purchase consideration. The final earnout consideration to be paid is dependent on the achievement of certain annual recurring revenue targets over the course of two years beginning in September 2024. The Company preliminarily estimated the fair value of the contingent consideration to be $45.2 million as of the date of the Acquisition using a Monte-Carlo simulation methodology. The fair value of contingent consideration excludes amounts attributable to employees of Hearsay that are subjected to future service to the Company, as these amounts will be recognized as compensation expense in the post-acquisition period.

As part of the Acquisition, Yext also replaced the stock options of Hearsay with restricted stock units (“RSUs”) to receive shares of Yext’s common stock. These RSUs are subjected to the same terms and conditions of the original Hearsay options. Accordingly, the fair value of any Hearsay stock options that were vested at the time of the Acquisition were included in the preliminary purchase consideration. Yext will recognize compensation expenses associated with those RSUs that were not vested and subjected to future service to the Company in the post-acquisition period.

The Company is also required to make additional payments primarily related to a $20.0 million bonus pool that can be settled in cash or shares at the Company’s election. Payments to be made under this bonus plan will be recognized as

EXHIBIT 99.3
compensation expense by the Company in the post-acquisition period as the payments were initiated by Yext and primarily related to continuing employees of Hearsay that are subjected to future service to the Company.

Preliminary Purchase Price Allocation

The Company performed a preliminary valuation analysis of the estimated fair market value of the assets acquired and liabilities assumed in connection with the Acquisition. The following table summarizes the allocation of the preliminary purchase price as of the Closing Date (in thousands):

Assets	August 1, 2024
Cash and cash equivalents	$26,365
Accounts receivable, net	5,619
Prepaid expenses and other current assets	8,406
Property and equipment	397
Operating lease right-of-use assets	414
Goodwill	78,502
Intangible assets	135,400
Other long term assets	94
Total assets acquired	$255,197
Liabilities
Accounts payable, accrued expenses and other current liabilities	$15,078
Unearned revenue, current	36,123
Operating lease liabilities, current	74
Operating lease liabilities, non-current	340
Other long term liabilities	15,716
Total liabilities assumed	67,331
Net assets acquired	$187,866
This estimated preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price will be completed when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary calculation used in the pro forma adjustments. The final allocation may include (i) changes in allocations to intangible assets including goodwill, (ii) other changes to assets and liabilities, and (iii) assessment of tax positions and tax rates.

Intangible assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following (in thousands, excluding years):

Intangible Assets	Approximate Fair Value	Estimated Useful Life
		(in years)
Customer relationships	$117,200	12.0
Technology	17,300	3.0
Trademark	900	3.0
Total	$135,400

EXHIBIT 99.3
The amortization related to the identifiable intangible assets is reflected as a Transaction Adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 4. The fair values of the identifiable intangible assets are preliminary and are based on management’s estimates as of the Closing Date. The preliminary fair value of the intangible assets was determined using the multi-period excess earnings method and relief from royalty method, under the income approach. The Company applied judgment in estimating the fair value of customer relationship which involved the use of significant assumptions with respect to revenue growth rates, customer attrition rate, discount rate, and terminal growth rate. The preliminary fair value of the developed technology was estimated using the relief from royalty method which incorporates assumptions for annual obsolescence, royalty rates, tax rate, and discount rate.

As discussed above, the amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value and useful life assigned and amortization methodology used for each identifiable intangible asset.

Note 4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined balance sheet as of April 30, 2024:

a.Represents the recognition of preliminary purchase consideration transferred as described in Note 3. The components of the preliminary purchase consideration are summarized below (in thousands):

Cash and cash equivalents (1)(6)	$(133,116)
Prepaid expenses and other current assets (2)	17,225
Accounts payable, accrued expenses and other current liabilities (3)	(19,124)
Other long term liabilities (4)	(45,200)
Common stock (5)	(1)
Additional paid-in-capital (5)	(7,650)
Total preliminary consideration transferred	$(187,866)
(1)Reflects the cash paid on the Closing Date which included escrow payments of $17.2 million.
(2)Reflects the recognition of restricted cash related to amounts held in escrow of $17.2 million to be distributed to former stockholders of Hearsay, subjected to resolutions of any applicable indemnities.
(3)Reflects liabilities primarily consisting of $17.2 million due to former stockholders of Hearsay for the amounts held in escrow.
(4)Reflects amounts related to the earnout consideration.
(5)Reflects the rollover equity (exclusive of the related payroll taxes) issued as part of the Acquisition.
(6) The adjustments to cash and cash equivalents were summarized as follows:

Purchase considerations	$(133,116)
Adjustment to Fair value as of Closing Date - Note 3	7,351
Total Transaction Adjustments	$(125,765)

b.Represents the adjustment to reflect fair value of assets acquired and liabilities assumed as of the Closing Date as described in Note 3.

EXHIBIT 99.3
c.The following summarizes the adjustments for prepaid expenses and other current assets (in thousands):

Restricted cash - Note 4(a)	$17,225
Adjustment to Fair value as of Closing Date - Note 3	(204)
Indemnification asset(1)	5,850
Total Transaction Adjustments	$22,871
    (1) Represents the recognition of an indemnification asset related to certain indirect tax liabilities of Hearsay.
d.Represents the elimination of the historical Hearsay current and non-current costs as of the Closing Date (Note 3) related to costs to obtain revenue contracts as these costs do not qualify for separate asset recognition in accordance with ASC 805.
e.Represents the write-off of the historical Hearsay property and equipment as of the Closing Date (Note 3) related to internally developed software due to the inclusion of the software in the Company’s preliminary estimate of fair value of acquired technology.
f.Represents the elimination of the short term operating lease right-of-use assets and liabilities as of the Closing Date (Note 3) based on Yext’s election to not recognize assets and liabilities for leases with a remaining term of 12 months or less from the Closing Date. In addition, the Company recognized operating right-of-use assets and liabilities related to a long term lease arrangement as of the Closing Date. The following summarizes the adjustments as follows:

	Operating Lease Right-of-Use Assets	Operating Lease Liabilities, Current	Operating Lease Liabilities, Non- Current
Fair value as of Closing Date – Note 3	$414	$74	$340
Elimination of short term leases	(80)	(496)	—
Total Transaction Adjustments	$334	$(422)	$340

g.Reflects the recognition of intangible assets and goodwill as described in Note 3.
h.Reflects the elimination of the historical Hearsay short term debt and related issuance costs as of the Closing Date (Note 3) as the liability was not assumed as part of the Acquisition.
i.The following summarizes the adjustments for accounts payable, accrued expenses and other current liabilities (in thousands):

Yext transaction costs (1)	$2,104
Adjustment to Fair value of Closing Date - Note 3	5,428
Liabilities incurred - Note 4(a)	19,124
Total Transaction Adjustments	$26,656
(1) Reflects the recognition of Yext’s non-recurring transaction-related costs of $2.1 million associated with the Acquisition.
j.The following summarizes the adjustments for unearned revenue, current and unearned revenue, non-current liabilities (in thousands):

	Unearned Revenue, Current	Unearned Revenue, Non-Current
Adjustment to Fair value as of Closing Date – Note 3	$7,306	$317
Reclassification	—	(1,583)
Total Transaction Adjustments	$7,306	$(1,266)

EXHIBIT 99.3
k.The following summarizes the adjustments for other long term liabilities (in thousands):

Earnout consideration - Note 4(a)	$45,200
Common stock warrant liability(1)	(110)
Unearned revenue, non-current - Note 4(j)	1,583
Deferred tax liabilities(2)	12,632
Assumed liability(2)	1,500
Total Transaction Adjustments	$60,805
    (1) Represents the elimination of the historical Hearsay common stock warrant liability as the underlying warrants were settled as part of the Acquisition in the amount of $0.1 million.
(2) Represents the recognition of the acquired deferred tax liabilities resulting primarily from the deferred tax liabilities associated with the acquired intangible assets and a liability assumed as part of the Acquisition.
l.The following summarizes the adjustments related to stockholder’s equity, including the elimination of Hearsay’s historical equity and convertible preferred stock (in thousands):

As of April 30, 2024	Consideration Transferred (Note 4(a))	Yext Transaction Costs (Note 4(i))	Elimination of Historical Hearsay Equity (1)	Total Transaction Adjustments
Convertible preferred stock	$—	$—	$(60,743)	$(60,743)
Stockholders' equity/(deficit):				—
Common stock	1	—	(1)	—
Additional paid-in capital	7,650	—	(19,905)	(12,255)
Accumulated deficit	—	(2,104)	90,168	88,064
Total	$7,651	$(2,104)	$9,519	$15,066

(1) Represents the elimination of the historical Hearsay equity including the impact of the Transaction Adjustments as of the Closing Date and primarily for the elimination of (i) historical Hearsay costs to obtain revenue contracts, (ii) property and equipment related to internally developed software, (iii) operating lease right-of-use assets and liabilities, and (iv) and short term debt and related issuance costs as described in Note 4(d), Note 4(e), Note 4(f) and Note 4(h), respectively.

Note 5. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

Transaction Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2024 and for the year ended January 31, 2024.

i.The following summarizes the adjustments for costs of revenue, sales and marketing, research and development and general and administrative expenses (in thousands):

For the Three Months Ended April 30, 2024	Reclassifications (a)	Capitalized Software and other (b)	Transaction costs (c)	Commission expense (d)	Stock-based Compensation (e)	Other Compensation Expense (f)	Intangible Asset Amortization (g)	Total Transaction Adjustments
Cost of revenue	$119	$(368)	$—	$—	$15	$—	$1,442	$1,208
Operating expenses:
Sales and marketing	50	—	—	(276)	152	—	2,517	2,443
Research and development	(25)	2	—	—	110	—	—	87
General and administrative	(144)	—	—	—	32	—	—	(112)
Total	$—	$(366)	$—	$(276)	$309	$—	$3,959	$3,626

EXHIBIT 99.3

For the Year Ended January 31, 2024	Reclassifications (a)	Capitalized Software and other (b)	Transaction costs (c)	Commission expense (d)	Stock-based Compensation (e)	Other Compensation Expense (f)	Intangible Asset Amortization (g)	Total Transaction Adjustments
Cost of revenue	$476	$(815)	$—	$—	$79	$391	$5,767	$5,898
Operating expenses:
Sales and marketing	201	—	—	(1,196)	1,284	8,310	10,067	18,666
Research and development	(102)	101	—	—	676	4,525	—	5,200
General and administrative	(575)	(9)	2,104	—	221	10,751	—	12,492
Total	$—	$(723)	$2,104	$(1,196)	$2,260	$23,977	$15,834	$42,256

a.Reflects the reclassification of expense allocations included in the historical financial statements of Hearsay to conform with the Company’s financial statement presentation.
b.Reflects primarily the adjustments related to Hearsay’s historical amortization expense related to capitalized software which was replaced by amortization of acquired intangible assets.
c.Reflects the recognition of non-recurring transaction costs with the Acquisition. These non-recurring transaction-related costs are reflected as if they were incurred on February 1, 2023, the date of the Acquisition for purposes of the unaudited pro forma condensed combined statement of operations.
d.Represents the elimination of commission expenses as the costs to obtain revenue contracts was written off by Yext upon the Acquisition and to conform Hearsay’s policy to expense short term costs to obtain revenue contracts as incurred to Yext’s policy where these costs are capitalized and amortized.
e.Represents stock-based compensation expenses related to equity awards issued to Hearsay employees as part of the Acquisition which are subjected to continued service requirements. In addition, for the year ended January 31, 2024, stock-based compensation expenses include $0.6 million related to the excess fair value of replacement RSUs granted in exchange for former Hearsay options that were vested as of the date of the Acquisition.
f.Represents the recognition of compensation expense related to certain compensation arrangements including the $20.0 million bonus pool initiated by Yext, and the portion of the earnout consideration as well as other bonuses subject to continuing service. The service requirements tied to these arrangements do not exceed 12 months.
g.Reflects amortization expense recognized related to finite-lived intangible assets acquired in connection with the Acquisition.
ii.    Reflects the reclassification of interest income, interest expense and other expense. In addition, an adjustment was made to eliminate the interest expense incurred by Hearsay for the three months ended April 30, 2024 as the short term debt was not assumed by Yext as part of the Acquisition. There were no borrowings and interest expenses recognized by Hearsay for the year ended December 31, 2023 related to the borrowings repaid. The following summarizes the adjustments (in thousands):

For the Three Months Ended April 30, 2024	Reclassification	Elimination	Total Transaction Adjustments
Interest income	$177	$—	$177
Interest expense	(40)	40	—
Other (expense) income, net	(137)	—	(137)
Total	$—	$40	$40

EXHIBIT 99.3

For the Year Ended January 31, 2024	Reclassification	Elimination	Total Transaction Adjustments
Interest income	$427	$—	$427
Interest expense	(43)	—	(43)
Other (expense) income, net	(384)	—	(384)
Total	$—	$—	$—
iii. The Company and Hearsay have full valuation allowances against their respective U.S. federal and state deferred taxes. The Transaction Adjustments related to the benefit from (provision for) income taxes were computed for the change in the valuation allowance and for the current tax liabilities of the combined entities and reflect the following:

	Three months ended April 30, 2024	Year Ended January 31, 2024
Valuation allowance release (1)	$—	$9,280
Other income tax adjustments (2)	1,117	50
Total Transaction Adjustments	$1,117	$9,330
(1)     Represents the release of a portion of the valuation allowance related to the Company's deferred tax assets primarily due to the recognition of deferred income tax liabilities associated with the acquired intangible assets.
(2)    Other income tax adjustments were made to reflect the current state taxes impacts associated with the pro forma condensed combined statements of operations for the three months ended April 30, 2024 and for the year ended January 31, 2024. There are no expected changes in federal taxes due to tax loss carryforwards.

iv. The Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Since the Company was in a net loss position for all periods presented, net loss per share attributable to common stockholders was the same on a basic and diluted basis. The following table presents the adjustment to the denominator of the pro forma basic and diluted net loss per share attributable to common stockholders:

Denominator	Three months ended April 30, 2024	Year ended January 31, 2024
Yext historical weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	125,387,162	124,056,949
Pro forma adjustment to reflect the issuance of Yext common stock for the vesting of the RSUs, net of estimated shares withheld for estimated employee taxes	1,020,474	1,004,150
Pro forma weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	126,407,636	125,061,099